Exhibit 99.3

FOR IMMEDIATE RELEASE

$200 Million Strategic Corporate Loan Facility Positions FuelCell for Future Success;

Initial $80 Million Draw Completed; $120 Million Available for Strategic Growth and Working Capital

•	Provides Immediate and Substantial Liquidity to the Company’s Balance Sheet
•	Invested in Execution of Inflight Projects
•	Supports Cash Flow Generation, Financial Flexibility and Future Growth

DANBURY, CT – November 25, 2019- - Today, FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable energy solutions, announced it has completed the initial $80 million draw, of a $200 million facility from Orion Energy Partners.  The draw will primarily support execution of certain projects within the Company’s $2 billion project backlog.  The balance of the facility, $120 million, will be available over the next 18 months to invest in strategic growth, providing working capital as needed.

Specifically, this corporate and construction finance facility with Orion Energy will be deployed towards current construction and engineering costs associated with inflight projects, including the CMEEC U.S. Navy Base fuel cell plant and final construction costs associated with the Tulare BioMAT project, which will be commercially operable in mid-December. The facility will also be used for future growth, including commencing the construction of the first of three FuelCell projects with LIPA.

“Our investment in FuelCell has been grounded in an extensive due diligence process,” said Gerrit Nicholas, Co-Founder and Managing Partner of Orion Energy Partners. “Over the past several weeks, we have gone deeper on the Company’s business strategy, operating plans, various projects and extensive, $2 billion backlog.  Coming out of this review, we are optimistic about FuelCell’s future and look forward to our continued close partnership as FuelCell Energy’s strategic transformation takes hold.”

“Orion Energy is an excellent partner,” noted Jason Few, President, Chief Executive Officer and Chief Commercial Officer of FuelCell Energy. “Validated by Orion Energy Partner’s confidence, commitment and this $200 million facility, we have laid the financial foundation to continue our strategic transformation and deliver on our project commitments and environmental benefits.  We are firmly focused on the future and execution. To that end, I would like to congratulate the FuelCell team that is working to complete the Tulare BioMAT project. The delivery of the 2.8 megawatt plant running on biogas in the city of Tulare is a critical milestone for our organization, delivering power and significant environmental benefits to the city of Tulare; we have honored our commitments and continue to demonstrate to our global client base and key partners, that we are on a path to restore this great Company to industry leadership.”

As a reminder, the Company will host a conference call on Wednesday, January 14, 2020 to review its financial performance.  In addition, senior leadership will unveil the pillars of its transformation strategy under the direction of its newly appointed CEO, Jason Few.  Conference call details will be provided later.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results, statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology, and statements regarding the Company’s strategic focuses and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans, business and strategic plans, refinancing and restructuring plans, and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy.  We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage.  With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions.  Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

About Orion Energy Partners

Orion Energy Partners is a credit-oriented private equity firm with over $1 billion of investable capital. Orion Energy is focused on providing creative capital solutions to middle-market energy infrastructure businesses across North America and select international markets with a focus on downstream, midstream, conventional electric power, renewable energy and storage, asset-heavy energy services and other energy subsectors. Its management has substantial experience leading successful energy companies and energy infrastructure investments. The firm was founded in 2015 and has offices in New York and Houston. For more information on Orion Energy Partners, please visit www.OrionEnergyPartners.com.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:
FuelCell Energy
203.205.2491
ir@fce.com

Source: FuelCell Energy

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